UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2008

The Phoenix Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16517	06-1599088
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One American Row, Hartford, CT		06102-5056
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 403-5000

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 16, 2008, The Phoenix Companies, Inc. (the “Company”) and affiliates of Oliver Press Partners, LLC (collectively, the “OPP Investors”) entered into an agreement (the “Agreement”) terminating the pending proxy contest with respect to the election of directors at the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”).

Pursuant to the terms of the Agreement, the Company agreed, at the first meeting of the Board of Directors (the “Board”) following the 2008 Annual Meeting (which is expected to occur on May 2, 2008) to increase the size of the Board from thirteen to fifteen directors, and to appoint (i) Augustus Oliver (the “OPP Appointed Director”) as a director of the Company to the class of directors whose term of office will expire at the Company’s 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) and (ii) Art Weinbach as a director of the Company to the class of directors whose term of office will expire at the Company’s 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”). Additionally, the Agreement provides that upon appointment to the Board, the OPP Appointed Director shall be named to the Audit Committee of the Board.

By executing the Agreement, the OPP Investors irrevocably withdrew the nominations to the Board they had previously made and terminated the pending proxy contest. The OPP Investors also agreed to vote their shares in favor of the Board’s slate of nominees for the 2008 Annual Meeting, as well as at any other meeting of the stockholders occurring during the Standstill Period (as defined below), and against any stockholder nominations for director which are not approved and recommended by the Board.

The Agreement provides for a standstill period during which the OPP Investors are restricted from taking certain actions with respect to the Company, including, among other things: submitting proposals (including non-binding proposals) to the Company’s stockholders; nominating any person to serve as a director of the Company, opposing the slate of nominees the Company may propose or otherwise soliciting proxies or consents; seeking to call a special meeting of stockholders of the Company; proposing certain actions with respect to asset acquisitions, tender or exchange offers, business combinations, recapitalizations or other extraordinary activities with respect to the Company; making any public demand to inspect the books and records of the Company, including through any statutory right; seeking to amend any provision of the Agreement; or entering into any discussions, negotiations, arrangements or understandings with, or encouraging, third parties to take any action with respect to any of the forgoing; or publicly disclosing any intent to do any of the foregoing. The standstill period, begins on April 16, 2008 and ends on the date on which the 2010 Annual Meeting concludes without adjournment, but may be terminated earlier in accordance with the terms of the Agreement, including, as early as 30 days prior to the advance notice period for the Company’s 2009 Annual Meeting (the “Standstill Period”). In addition, during the Standstill Period, each of the parties to the Agreement agreed to a customary non-disparagement provision.

During the Standstill Period, the OPP Investors are prohibited from acquiring more than 9.9% of the then outstanding shares of the Company’s common stock. The Agreement also provides that the OPP Appointed Director must resign if, during the Standstill Period, the OPP Investors fail to collectively beneficially own at least 50% of the number of shares of common stock of the Company that they owned as of the date of the Agreement.

In addition, the Agreement provides that the Company will reimburse the OPP Investors for actual out-of-pocket expenses in connection with their nominations and related filings, up to a maximum amount of $3,000,000.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by reference. A copy of the joint press release issued by the Company and Oliver Press Partners, LLC relating to the Agreement is included as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

Exhibit 10.1	Agreement, dated as of April 16, 2008, among The Phoenix Companies, Inc., Oliver Press Partners, LLC and certain of its affiliates party thereto

Exhibit 99.1	Press Release, dated April 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PHOENIX COMPANIES, INC.

Date: April 16, 2008

By:  /s/    Tracy L. Rich

        Name:  Tracy L. Rich

        Title:    Executive Vice President,

                     General Counsel and Secretary

Exhibit List

Exhibit Number	Description

Exhibit 10.1	Agreement, dated as of April 16, 2008, among The Phoenix Companies, Inc., Oliver Press Partners, LLC and certain of its affiliates party thereto

Exhibit 99.1	Press Release dated April 16, 2008